Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of EMCORE Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to EMCORE Corporation’s ability to continue as a going concern) and the effectiveness of EMCORE Corporation's internal control over financial reporting dated December 30, 2008, appearing in the Annual Report on Form 10-K of EMCORE Corporation for the year ended September 30, 2008.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Dallas, Texas
June 30, 2009